Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. AND BAYLAKE CORP. RECEIVE SHAREHOLDER
APPROVAL FOR MERGER

Green Bay, Wisconsin, April 13, 2016 – Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”), and Baylake Corp. (NASDAQ: BYLK) (“Baylake”) announce that at separate special shareholder meetings, which were held on April 12, 2016, the shareholders of both Nicolet and Baylake approved the proposed merger of Baylake with and into Nicolet. Of the votes casted, approximately 90% of the Nicolet and Baylake shareholders voted in favor of the merger. The companies have set a closing date of April 29, 2016, at which point, Baylake’s systems and signs will change to the Nicolet brand.

“We are pleased that the shareholders of each bank have approved the merger,” said Bob Atwell, Chairman and CEO of Nicolet. “We are ready to show the communities we serve what ‘Better Together’ means.”

Rob Cera, CEO Of Baylake said, "We are encouraged by the overwhelming support and vote of confidence from our shareholders who believe, as we do, that this merger creates the best and strongest community bank platform in Wisconsin, providing us with increased market share, continued unmatched customer service and substantial synergies.  We look forward to working together as one $2.3 billion bank and are confident in the future opportunities for our employees, customers, shareholders and the communities we serve."

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

About Baylake Corp.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from financial centers located throughout Northeast Wisconsin, in Brown, Door, Kewaunee, Manitowoc and Outagamie Counties. More information can be found at www.baylake.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet or Baylake specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet or Baylake specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet and Baylake undertake no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.